                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant | |

Check the appropriate box:

| |    Preliminary Proxy Statement
| |    Confidential, for Use of the Commission Only
          (as permitted by Rule 14a-6(e)(2))
|X|    Definitive Proxy Statement
| |    Definitive Additional Materials
| |    Soliciting Material Pursuant to Section 240.14a-12

                          MICROTEL INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|    No fee required.
| |    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       1.       Title of each class of securities to which transaction applies:

                ----------------------------------------------------------------
       2.       Aggregate number of securities to which transaction applies:

                ----------------------------------------------------------------
       3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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                ----------------------------------------------------------------
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| |    Fees paid previously with preliminary materials.

| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1.       Amount Previously Paid:
                                          --------------------------------------
         2.       Form, Schedule or Registration Statement No.:
                                                                ----------------
         3.       Filing Party:
                                ------------------------------------------------
         4.       Date Filed:
                              --------------------------------------------------

                          MICROTEL INTERNATIONAL, INC.
                          9485 HAVEN AVENUE, SUITE 100
                           RANCHO CUCAMONGA, CA 91730

Dear Stockholders:

         You are cordially invited to attend the 2001 Annual Meeting of Stockholders of MicroTel International, Inc. that will be held on June 22, 2001 at 11:00 a.m., local time, at the headquarters of the company located at 9485 Haven Avenue, Suite 100, Rancho Cucamonga, California 91730.

         At the meeting you will be asked to consider and vote upon the matters described in the accompanying notice and proxy statement.

         Whether or not you plan to attend the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope.

                                                     Sincerely,

                                                     /S/ Robert B. Runyon
                                                     --------------------
                                                     Robert B. Runyon,
                                                     Secretary

                          MICROTEL INTERNATIONAL, INC.
                          9485 HAVEN AVENUE, SUITE 100
                       RANCHO CUCAMONGA, CALIFORNIA 91730

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 22, 2001

                             ----------------------

         NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of MicroTel International, Inc., a Delaware corporation, will be held at our headquarters located at 9485 Haven Avenue, Suite 100, Rancho Cucamonga, California, on June 22, 2001 at 11:00 a.m., local time, for the following purposes:

         1. To elect one Class II director to our board of directors to serve a three-year term.

         2. To ratify the appointment of BDO Seidman, LLP as our independent auditors for fiscal 2001.

         Our board of directors has fixed the close of business on May 2, 2001 as the record date for determining those stockholders who will be entitled to notice of and to vote at the meeting. Only holders of our common stock at the close of business on the record date are entitled to vote at the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at our executive offices. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee should bring with them a proxy or letter from that firm confirming their ownership of shares.

         Accompanying this notice are a proxy and a proxy statement. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. The proxy may be revoked at any time prior to its exercise at the meeting.

                                            By Order of the Board of Directors,

                                            /S/ Robert B. Runyon
                                            --------------------
                                            Robert B. Runyon, Secretary

Rancho Cucamonga, California
May 31, 2001

                             YOUR VOTE IS IMPORTANT

         YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, IF YOU WILL NOT BE ABLE TO ATTEND OR EVEN IF YOU DO PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. RETURNING A SIGNED PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING, IF YOU SO DESIRE, BUT WILL HELP US SECURE A QUORUM AND AVOID THE EXPENSE OF ADDITIONAL PROXY SOLICITATION.

                          MICROTEL INTERNATIONAL, INC.
                          9485 HAVEN AVENUE, SUITE 100
                       RANCHO CUCAMONGA, CALIFORNIA 91730

                               ------------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 22, 2001

                               ------------------

                                  INTRODUCTION

         This proxy statement is furnished to the holders of common stock, $.0033 par value per share, of MicroTel International, Inc., a Delaware corporation, in connection with the solicitation of proxies by and on behalf of our board of directors. The proxies solicited hereby are to be voted at our annual meeting of stockholders to be held at 11:00 a.m., local time, on June 22, 2001, at our offices at 9485 Haven Avenue, Suite 100, Rancho Cucamonga, California 91730, and at any and all adjournments and postponements of the meeting.

         This proxy statement and the accompanying proxy are being mailed to all stockholders on or about June 1, 2001. Our annual report to stockholders is being mailed to stockholders concurrently with this proxy statement. The annual report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made. A proxy is enclosed for your use. The shares represented by each properly executed unrevoked proxy will be voted as directed by the stockholder with respect to the matters described in the proxy. If no direction is made, the shares represented by each properly executed proxy will be voted FOR the election of the Class II director named in this proxy statement and FOR the ratification of the appointment of our independent auditors.

         Any proxy given may be revoked at any time prior to its exercise by filing with our secretary an instrument revoking the proxy or by filing a duly executed proxy bearing a later date. Any stockholder present at the meeting who has given a proxy may withdraw it and vote his shares in person if that stockholder so desires.

         It is contemplated that the solicitation of proxies will be made primarily by mail. We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and copies of this proxy statement to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the meeting, our officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by us. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but we reserve the option of doing so if it should appear that a quorum otherwise might not be obtained.

         Only holders of record of our common stock at the close of business on May 2, 2001 are entitled to notice of and to vote at the annual meeting. As of May 2, 2001, the record date for determining the stockholders entitled to notice of and to vote at the meeting, we had issued and outstanding 20,570,415 shares of common stock. Each share of our common stock issued and outstanding on the record date entitles the holder of that share to one vote at the annual meeting for all matters to be voted on at the meeting.

         Directors are elected by a plurality, therefore for proposal 1 (the election of one Class II director to our board of directors), the nominee receiving the highest number of votes will be elected. For proposal 2 (the ratification of the appointment of our independent auditors), the approval of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the meeting is required. The holders of a majority of our shares of common stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for purposes of voting on the proposals. Votes cast at the meeting will be tabulated by the persons appointed by us to act as inspectors of election for the meeting.

         The inspectors of election will treat shares of voting stock represented by a properly signed and returned proxy as present at the meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat as present for purposes of determining a quorum, shares of voting stock represented by "broker non-votes," that is, shares held in record name by brokers or nominees which are represented at the meeting but with respect to which the broker or nominee is not entitled to vote on a particular proposal. Abstentions and broker non-votes will have no effect on proposal 1. Although abstentions and broker non-votes are not counted either "for" or "against" any proposal, if the number of abstentions or broker non-votes results in the votes "for" a proposal not equaling at least a majority of our shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting, proposal 2 will not be approved. This will be the case even if the number of votes "for" the proposal exceeds the votes "against" that proposal.

                  INFORMATION ABOUT OUR BOARD OF DIRECTORS AND
                             COMMITTEES OF THE BOARD

BOARD OF DIRECTORS

         Our bylaws provide that our board of directors shall consist of at least four directors. Our board is divided into three classes: Class I, Class II and Class III directors. The term of office of each class of directors is three years, with one class expiring each year at the annual meeting of stockholders. We currently have three directors on our board with one vacancy. Our current board consists of one Class II director whose term expires at the 2001 annual meeting and two Class III directors whose terms will expire at our annual meeting in 2002.

         Our business, property and affairs are managed under the direction of our board. Directors are kept informed of our business through discussions with our chief executive officer and our other officers, by reviewing materials provided to them and by participating in meetings of our board and its committees.

         Our board held a total of three meetings during the fiscal year ended December 31, 2000. Each incumbent director whose term of office will continue after the annual meeting attended at least 75% of the aggregate of the total number of meetings of the board and the total number of meetings held by all committees of the board on which he served.

BOARD COMMITTEES

         Our board has an audit committee, an executive compensation and management development committee and a nominating committee.

         The audit committee of the board of directors held two meetings during the fiscal year ended December 31, 2000 and has held one meeting since the end of fiscal 2000. The audit committee, which is not governed by an audit committee charter, is responsible for, among other things, considering and recommending to our board of directors, the appointment of our independent auditors, examining the results of audits and quarterly reviews, reviewing with the auditors the plan and scope of the audit and audit fees, reviewing internal accounting controls, meeting periodically with our independent auditors and the monitoring of all financial aspects of our operations. The audit committee is currently composed solely of Laurence P. Finnegan, Jr. who is "independent" as defined in the listing standards of the National Association of Securities Dealers.

         The executive compensation and management development committee of our board of directors, or our compensation committee, held three meetings during the fiscal year ended December 31, 2000. Since the end of fiscal 2000, the compensation committee has held one meeting. The compensation committee is responsible for making recommendations to our board concerning such executive compensation arrangements and plans as it deems appropriate. The compensation committee is composed of Robert B. Runyon and Laurence P. Finnegan, Jr.

         The nominating committee selects nominees for our board. The nominating committee consists of Robert B. Runyon. The nominating committee will consider nominees recommended by stockholders. The name of such nominees should be forwarded to Robert Runyon at our offices, who will submit them to the committee for its consideration.

COMPENSATION OF DIRECTORS

         During 2000, each non-employee director was entitled to receive $1,000 per quarter as compensation for their services. Beginning January 1, 2001, each non-employee director is entitled to receive $12,000 per year as compensation for their services. We reimburse all directors for out-of-pocket expenses incurred in connection with attendance at board and committee meetings. We may periodically award options or warrants to our directors under our existing option and incentive plans.

         Mr. Runyon acts as a consultant to our company in the areas of strategy development, business and organization planning, human resources recruiting and development and administrative systems. For 2000, Mr. Runyon became entitled to receive approximately $9,744 in consulting fees and reimbursement of expenses. During 2000, we also paid premiums of $2,823 for life insurance on Mr. Runyon for the benefit of his spouse, $30 for life insurance on Mr. Runyon's spouse for the benefit of Mr. Runyon, and $3,570 for health insurance.

         On July 25, 2000, Mr. Runyon and Mr. Finnegan each received an option to purchase 100,000 shares of common stock at $0.50 per share under our 1997 Plan as compensation for their services as directors, which options vest in two equal semi-annual installments on January 25, 2001 and July 25, 2001 and expire on July 25, 2010. On February 1, 2001, Mr. Oliva received an option to purchase 100,000 shares of common stock at $0.50 per share under our 1997 Plan, which option vests in two equal semi-annual installments on July 31, 2001 and January 31, 2002 and expires on January 31, 2011.

                                   PROPOSAL 1
                          ELECTION OF CLASS II DIRECTOR

         Our board is divided into three classes, each having three-year terms that expire in successive years. At this year's annual meeting, one director will be elected in Class II, to serve a three-year term expiring at the annual meeting in the year 2004 or until the individual is succeeded by another qualified director who has been duly elected.

         The nominee for director in Class II is Laurence P. Finnegan, Jr.

         The proxy holders intend to vote all proxies received by them for the foregoing nominee, unless instructions to the contrary are marked on the proxy. In the event that Mr. Finnegan is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by our present board to fill the vacancy.

VOTE REQUIRED

         Directors are elected by a plurality vote of shares present in person or represented by proxy at the meeting, meaning that the director nominee with the most votes for a particular slot on the board is elected for that slot. In an uncontested election for directors, the plurality requirement is not a factor.

         OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF LAURENCE P. FINNEGAN, JR. AS A CLASS II DIRECTOR.

                        DIRECTORS AND EXECUTIVE OFFICERS

         The names, ages and positions held by our directors and executive officers as of May 2, 2001 are as follows:

        NAME                        AGE                   TITLES
        ----                        ---                   ------

Carmine T. Oliva                    58      Chairman of the Board, President,
                                            Chief Executive Officer and Director

Graham Jefferies                    43      Executive Vice President and Chief
                                            Operating Officer of our
                                            Telecommunications Group and
                                            Managing Director of various
                                            subsidiaries

Randolph D. Foote                   52      Senior Vice President and Chief
                                            Financial Officer

Robert B. Runyon (1)(2)             75      Secretary and Director

Laurence P. Finnegan, Jr. (1)(3)    63      Director
--------------
(1)   Member of the executive compensation and management development committee.
(2)   Member of the nominating committee.
(3)   Member of the audit committee.

         CARMINE T. OLIVA has been chairman of the board, president and chief executive officer and a Class III director of MicroTel since March 26, 1997 and of our subsidiary, XET Corporation (formerly XIT Corporation), since he founded XET Corporation in 1983. Mr. Oliva is chairman of the board of XCEL Corporation Ltd since 1985, chairman and chief executive officer of CXR Telcom Corporation since March 1997 and chairman of CXR S.A. since March 1997. From January 1999 to

January 2000, Mr. Oliva served as a director of Digital Transmission Systems Inc. (DTSX), a publicly held company, based in Norcross, Georgia. From 1980 to 1983, Mr. Oliva was senior vice president and general manager, ITT Asia Pacific Inc. Prior to holding that position, Mr. Oliva held a number of executive positions with ITT Corporation and its subsidiaries over an eleven-year period. Mr. Oliva attained the rank of Captain in the United States Army and is a veteran of the Vietnam War. Mr. Oliva earned a B.A. degree in Social Studies/Business from Seton Hall University in 1964 and an M.B.A. degree in Business from The Ohio State University in 1966.

         GRAHAM JEFFERIES was appointed executive vice president and chief operating officer of our worldwide Telecommunications Group on October 21, 1999. Mr. Jefferies served as executive vice president of MicroTel from April 1999 through October 1999. Mr. Jefferies has served as a director of CXR, S.A. since March 1997, as managing director of Belix Power Conversions Ltd. since our acquisition of Belix Power Conversions Ltd. in April 2000, as managing director of XCEL Power Systems, Ltd. since September 1996 and as managing director of XCEL Corporation. Ltd. since March 1992. Prior to joining us in 1992, he was sales and marketing director of Jasmin Electronics PLC, a major United Kingdom software and systems provider, from 1987 to 1992. Mr. Jefferies held a variety of project management positions at GEC Marconi from 1978 to 1987. Mr. Jefferies earned a B.S. degree in Engineering from Leicester University in 1978, and has experience in mergers and acquisitions. Mr. Jefferies is a citizen and resident of the United Kingdom.

         RANDOLPH D. FOOTE was appointed as our senior vice president and chief financial officer on October 4, 1999. Mr. Foote has been vice president and chief financial officer of CXR Telcom Corporation and XET Corporation since March 2000 and has been chief financial officer of CXR Anderson Jacobson Inc., a California corporation that is a subsidiary of CXR, S.A., since February 2000. Mr. Foote was the corporate controller of Unit Instruments, Inc., a publicly traded semiconductor equipment manufacturer, from October 1995 to May 1999. From March 1985 to October 1995, Mr. Foote was the director of tax and financial reporting at Optical Radiation Corporation, a publicly traded company that designed and manufactured products using advanced optical technology. Prior to 1985, Mr. Foote held positions with Western Gear Corporation and Bucyrus Erie Company, which were both publicly traded companies. Mr. Foote earned a B.S. degree in Business Management from California State Polytechnic University, Pomona in 1973 and an M.B.A. degree in Tax/Business from Golden Gate University in 1979.

         ROBERT B. RUNYON was elected as a Class III director and appointed as our secretary on March 26, 1997. He has been the owner and principal of Runyon and Associates, a human resources and business advisory firm, since December 1987. He has acted as senior vice president of Sub Hydro Dynamics Inc., a privately held marine services company based in Hilton Head, South Carolina, since September 1995. Prior to our merger with XET Corporation, Mr. Runyon served XET Corporation both as a director since August 1983 and as a consultant in the areas of strategy development and business planning, organization, human resources and administrative systems. He also consults for companies in environmental products, marine propulsion systems and architectural services sectors in these same areas. From 1970 to 1978, Mr. Runyon held various executive positions with ITT Corporation, including vice president, administration of ITT Grinnell, a manufacturing subsidiary of ITT. From 1963 to 1970, Mr. Runyon held executive positions at BP Oil including vice president, corporate planning and administration of BP Oil Corporation, and director, organization and personnel for its predecessor, Sinclair Oil Corporation. Mr. Runyon was executive vice president, human resources at the Great Atlantic & Pacific Tea Company from 1978 to 1980. Mr. Runyon earned a B.S. degree in Economics/Industrial Management from University of Pennsylvania in 1950.

         LAURENCE P. FINNEGAN, JR. was elected as a Class II director on March 26, 1997. In addition to being a director of XET Corporation from 1985 to March 1997, Mr. Finnegan was XET Corporation's chief financial officer from 1994 to 1997. Mr. Finnegan has held positions with ITT (1970-74) as controller of several divisions, Narco Scientific (1974-1983) as vice president finance, chief financial officer and executive vice president, and Fischer & Porter (1986-1994) as senior vice president, chief financial officer and treasurer. Since August 1995, he has been a principal of GwynnAllen Partners, Bethlehem, Pennsylvania, an executive management consulting firm. Since December 1996, Mr. Finnegan has been president of GA Pipe, Inc., a manufacturing company based in Langhorne, Pennsylvania. Since September 1997, Mr. Finnegan has been vice president finance and chief financial officer of QuestOne Decision Sciences, an efficiency consulting firm based in Pennsylvania. Mr. Finnegan earned a B.S. degree in Accounting from St. Joseph's University in 1961.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

EXECUTIVE COMPENSATION

         The following table sets forth information concerning compensation paid to our Chief Executive Officer and each of our other executive officers who received an annual salary and bonus of more than $100,000 for services rendered to us during the years ended December 31, 2000, 1999 and 1998:

                           SUMMARY COMPENSATION TABLE
                                                                                   LONG-TERM
                                                                                 COMPENSATION
                                                                                     AWARD
                                                                                 ------------
                                                ANNUAL COMPENSATION               SECURITIES
                                        -------------------------------------     UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR         SALARY         BONUS         OPTIONS          COMPENSATION
---------------------------              ----         ------         -----         -------          ------------
Carmine T. Oliva,..................      2000          $207,395      $80,000            --           $4,821(1)
   Chairman of the Board, Chief          1999          $198,872           --            --           $4,821(1)
   Executive Officer and President       1998          $198,872           --            --           $2,411(1)

Graham Jefferies,..................      2000          $128,775      $35,000            --           $6,869(3)
   Executive Vice President and          1999          $114,192           --        60,000           $5,116(3)
   Chief Operating Officer of            1998          $ 98,918           --        30,000           $5,567(3)
   Telecommunications Group(2)

Randolph D. Foote,.................      2000          $103,754      $20,000            --               --
   Senior Vice President and             1999          $ 23,267           --        50,000               --
   Chief Financial Officer(4)            1998                --           --            --               --

-------------------
(1) Represents the dollar value of insurance premiums we paid with respect to term life insurance for the benefit of Mr. Oliva's spouse.
(2) Mr. Jefferies was appointed as our executive vice president and chief operating officer of our worldwide Telecommunications Group on October 21, 1999. Mr. Jefferies is based in the United Kingdom and receives his remuneration in British pounds. The compensation amounts listed for Mr. Jefferies are shown in United States dollars, converted from British pounds using the average conversion rates in effect during the time periods of compensation.
(3)      Represents contributions to Mr. Jefferies' retirement plan.
(4) Randolph D. Foote was appointed senior vice president and chief financial officer on October 4, 1999.

                        OPTION GRANTS IN LAST FISCAL YEAR

         During the year ended December 31, 2000, we did not grant any stock options or stock appreciation rights to any of our executive officers named in the summary compensation table in this proxy statement.

               OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

         The following table provides information regarding stock options exercised by the named executive officers in the summary compensation table in this proxy statement during the year ended December 31, 2000 and the value of unexercised in-the-money stock options and their values at fiscal year-end. An option is in-the-money if the fair market value for the underlying securities exceeds the exercise price of the option.

                                                               NUMBER OF
                                                        SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                                        UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                            SHARES                        DECEMBER 31, 2000             DECEMBER 31, 2000(1)
                          ACQUIRED ON     VALUE       --------------------------     --------------------------
NAME                       EXERCISE      REALIZED     EXERCISABLE  UNEXERCISABLE     EXERCISABLE  UNEXERCISABLE
----                       --------      --------     -----------  -------------     -----------  -------------
Carmine T. Oliva......         --             --       130,633             --              --             --
Randolph D. Foote.....         --             --        50,000             --          $4,845             --
Graham Jefferies......         --             --       126,287             --          $5,814             --

------------------
(1) Based on the last reported sale price of our common stock of $.2969 per share on December 29, 2000 (the last trading day during fiscal 2000) as reported on the OTC Bulletin Board, minus the exercise price of the options.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     CARMINE T. OLIVA

         Under an employment agreement dated January 1, 1996, Carmine T. Oliva was employed as Chairman, President and Chief Executive Officer of XET Corporation for a term of five years at an annual salary of $250,000. In July 1996, Mr. Oliva voluntarily agreed to abate a portion of his annual salary in connection with XET Corporation's salary abatement program then in effect. On May 6, 1997, our board of directors voted to assume the obligations of XET Corporation under this agreement in light of the appointment of Mr. Oliva to the positions of Chairman of the Board, President and Chief Executive Officer of MicroTel on March 26, 1997.

         On October 15, 1997, we entered into a replacement agreement with Mr. Oliva on substantially the same terms and conditions as the prior agreement. The replacement agreement was subject to automatic renewal for three successive two-year terms beginning on October 15, 2002, unless, during the required notice periods (which run from August 15 to October 15 of the year preceding the year in which a two-year renewal period is to begin), either party gives written notice of its desire not to renew. The agreement provides that Mr. Oliva's salary was to continue at the abated amount of $198,865 per annum until we have reported two consecutive profitable quarters during the term of the agreement or any renewals thereof, at which time his salary was to increase to its pre-abatement level of $250,000 per annum. Based on our unaudited quarterly financial statements, this increase to $250,000 occurred effective as of November 1, 2000.

         As of January 1, 2001, we entered into a new employment agreement with Mr. Oliva. The agreement is subject to automatic renewal for consecutive two-year terms beginning on January 1, 2006, unless, during the required notice periods (which run from September 1 to November 1 of the second year preceding the year in which a two-year renewal period is to begin), either party gives written notice of its desire not to renew. The agreement provides for a base salary of $250,000 per year and states that Mr. Oliva is eligible to receive merit or promotional increases and to participate in other benefit and incentive programs we may offer.

         If the board of directors makes a substantial addition to or reduction of Mr. Oliva's duties, Mr. Oliva may resign upon written notice given within 30 days of the change in duties. Within 30 days after the effective date of a resignation under these circumstances, we will be obligated to pay to Mr. Oliva the value of three years of his annual salary or the value of his annual salary that would have been due through January 1, 2006, whichever is greater.

         If we terminate Mr. Oliva for cause, our obligation to pay any further compensation, severance allowance, or other amounts payable under the agreement terminates on the date of termination. If we terminate Mr. Oliva without cause (including by ceasing our operations due to bankruptcy or by our general inability to meet our obligations as they become due), we must provide him with 60 days' prior written notice. If the termination without cause occurs prior to the expiration of the initial term of the agreement on December 31, 2005, Mr. Oliva will be entitled to be paid his annual salary for three years following the termination or until December 31, 2005, whichever is the longer period. If the termination occurs during a renewal period, Mr. Oliva will be entitled to be paid his annual salary through the expiration of the particular renewal period or for two years, whichever is the longer period, and to be paid all other amounts payable under the agreement.

         We may terminate the agreement upon 30 days' written notice in the event of a merger or reorganization in which our stockholders immediately prior to the merger or reorganization receive less than 50% of the outstanding voting shares of the successor corporation and in the event of a sale of all or substantially all of our assets or a sale, exchange or other disposition of two-thirds or more of our outstanding capital stock. If Mr. Oliva is terminated without cause within two years following a change of control, then:

         o if the termination occurs prior to the expiration of the initial term of the agreement on December 31, 2005, Mr. Oliva will be entitled to be paid his annual salary and all other amounts payable under the agreement for three years following the termination or until December 31, 2005, whichever is the longer period, which amounts shall be payable at his election in a lump sum within 30 days after the termination or in installments;

         o if the termination occurs during a renewal period, Mr. Oliva will be entitled to be paid his annual salary through the period ending two years after the expiration of the particular renewal period, and to be paid all other amounts payable under the agreement;

         o Mr. Oliva will be entitled to receive the average of his annual executive bonuses awarded to him in the three years preceding his termination, over the same time span and under the same conditions as his annual salary;

         o Mr. Oliva will be entitled to receive any executive bonus awarded but not yet paid;

         o Mr. Oliva will be entitled to receive a gross up of all compensatory payments listed above so that he receives those payments substantially free of federal and state income taxes; and

         o Mr. Oliva will continue to receive coverage in all benefit programs in which he was participating on the date of his termination until the earlier of the end of the initial term or renewal term in which the termination occurred and the date he receives equivalent coverage and benefits under plans and programs of a subsequent employer.

         If Mr. Oliva dies during the term of the agreement, amounts payable under the agreement to or for the benefit of Mr. Oliva will continue to be payable to Mr. Oliva's designee or legal representatives for two years following his death. If Mr. Oliva is unable to substantially perform his duties under the agreement for an aggregate of 180 days in any 18-month period, we may terminate the agreement by ten days' prior written notice to Mr. Oliva following the 180th day of disability. However, we must continue to pay amounts payable under the agreement to or for the benefit of Mr. Oliva for two years following the effective date of the termination.

         If the agreement is terminated for any reason and unless otherwise agreed to by Mr. Oliva and us, then in addition to any other severance payments to which Mr. Oliva is entitled, we must continue to pay Mr. Oliva's annual salary until:

         o all obligations incurred by Mr. Oliva on our behalf, including any lease obligations signed by Mr. Oliva related to the performance of his duties under the agreement, have been voided or fully assumed by us or our successor;

         o all loan collateral pledged by Mr. Oliva has been returned to Mr. Oliva; and

         o all personal guarantees given by Mr. Oliva or his family on our behalf are voided.

         The agreement provides that we will furnish a life insurance policy on Mr. Oliva's life, in the amount of $1 million, payable to Mr. Oliva's estate in the event of his death during the term of the agreement and any renewals of the agreement. This benefit is in return for, and is intended to protect Mr. Oliva's estate from financial loss arising from any and all personal guarantees that Mr. Oliva provided in favor of us, as required by various corporate lenders. This benefit is also intended to enable Mr. Oliva's estate to exercise all warrants and options to purchase shares of our common stock.

     GRAHAM JEFFERIES

         On May 1, 1998, we entered into an employment agreement with Mr. Jefferies for a term of two years at an initial annual salary of 67,000 British pounds (approximately $106,500 at the then current exchange rates) that is subject to automatic renewal for two successive one-year terms beginning on May 1, 2000. Mr. Jefferies was to act as Managing Director of XCEL Corporation, Ltd. and to perform additional services as may be approved by our board of directors.

         If the board of directors makes a substantial addition to or reduction of Mr. Jefferies' duties, Mr. Jefferies may resign upon written notice given within 30 days of the change in duties. Within 30 days after the effective date of a resignation under these circumstances, we will be obligated to pay to Mr. Jefferies the value of one year of his annual salary.

         If we terminate Mr. Jefferies for cause, our obligation to pay any further compensation, severance allowance, or other amounts payable under the agreement terminates on the date of termination. If we terminate Mr. Jefferies without cause (including by ceasing our operations due to bankruptcy or by our general inability to meet our obligations as they become due), we must provide him with 60 days' prior written notice. Mr. Jefferies will be entitled to be paid his annual salary through the expiration of the current renewal period, and to be paid all other amounts payable under the agreement.

         We may terminate the agreement upon 30 days' written notice in the event of a merger or reorganization in which our stockholders immediately prior to the merger or reorganization receive less than 50% of the outstanding voting shares of the successor corporation and in the event of a sale of all or substantially all of our assets or a sale, exchange or other disposition of two-thirds or more of our outstanding capital stock. If Mr. Jefferies is terminated without cause within two years following a change of control, then:

         o Mr. Jefferies will be entitled to be paid his annual salary through the expiration of the current renewal period, and to be paid all other amounts payable under the agreement;

         o Mr. Jefferies will be entitled to receive the average of his annual executive bonuses awarded to him in the three years preceding his termination, over the same time span and under the same conditions as his annual salary;

         o Mr. Jefferies will be entitled to receive any executive bonus awarded but not yet paid; and

         o Mr. Jefferies will continue to receive coverage in all benefit programs in which he was participating on the date of his termination until the earlier of the end of the current renewal term and the date he receives equivalent coverage and benefits under plans and programs of a subsequent employer.

         If Mr. Jefferies dies during the term of the agreement, amounts payable under the agreement to or for the benefit of Mr. Jefferies will continue to be payable to Mr. Jefferies' designee or legal representatives for one year following his death. If Mr. Jefferies is unable to substantially perform his duties under the agreement for an aggregate of 180 days in any 18-month period, we may terminate the agreement by ten days' prior written notice to Mr. Jefferies following the 180th day of disability; provided, however, that we must continue to pay amounts payable under the agreement to or for the benefit of Mr. Jefferies for one year following the effective date of the termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No member of our board has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         This report is provided by the Executive Compensation and Management Development Committee of the board of directors to assist shareholders in understanding our objectives, policies and procedures in establishing our executive compensation structure and system. The committee is responsible for
(a) reviewing and approving base salaries, bonuses and incentive awards for all executive officers, (b) reviewing and establishing the base salary, bonuses and incentive awards for the chief executive officer, and (c) reviewing, approving and recommending to the board of directors the content, terms and conditions of all employee compensation and benefit plans, or changes thereto.

         The compensation philosophy and policy of our company is based upon four central objectives:

         o To provide an executive compensation structure and system which is both competitive in the outside industrial marketplace and also internally equitable based upon the weight and level of responsibilities in the respective executive positions.

         o To attract, retain and motivate qualified executives within this structure, and reward them for outstanding performance-to-objectives and business results through financial and other appropriate management incentives.

         o To align our company's financial results and the compensation paid to our executive officers with the enhancement of shareholder value.

         o To structure our company's compensation policy so that executive officers' compensation is dependent, in one part, on the achievement of its current year business plan objectives, and in another part, on the long term increase in company net worth and the resultant improvement in shareholder value, and to maintain an appropriate balance between short and long range performance objectives, over time.

         Our company's compensation programs consist of base salary, an annual incentive bonus, and the award of stock options and other equity-based incentives. The base salary is targeted to recognize each executive's unique value and historical contributions to the success of our company in light of the industry salary norms for the equivalent position in the relevant market. The compensation and management development committee reviews the compensation of the chief executive officer, and with the chief executive officer, the base compensation of all executive officers and other key employees on an annual basis to assure that a competitive position is maintained.

         The annual incentive bonus is based upon actual performance compared to pre-established quantitative and qualitative performance objectives, derived from our company's business plan and operating budgets, which can include company, operating subsidiary/division and individual components.

         To further align the financial interests of the executive with those of our company and its shareholders, the long-range executive incentive program is primarily equity based, and provides the opportunity for the executive to earn stock options and thereby benefit, along with all shareholders, from performance-driven advancement of share value in the marketplace.

         Within the controlling corporate policy direction of the compensation committee and the board of directors, the equity incentive program (1997 Stock Incentive Plan) includes (a) the criteria for option awards, (b) the number of shares and timing of option grants, (c) internal equity in terms of grantee levels of responsibility and potential to impact company performance, (d) measured consistency within the competitive marketplaces, (e) relation to financial results, (f) the mutuality of interest between grantee and shareholders, and (g) the essential objectives, processes and controls.

         Our company also maintains certain other executive benefits that are considered necessary in order to offer fully competitive opportunities to its executives. These include, but are not limited to, 401(k) retirement savings plans, profit sharing opportunities, car allowances, employment agreements, and indemnification agreements.

         In 1997, all company compensation policies, programs and procedures were revised and updated to recognize the new and changed conditions resulting from the merger of privately held XET Corporation and publicly traded MicroTel International, Inc., which was effective March 26, 1997, and to position the new MicroTel entity for its future growth and development. The compensation committee will continue to monitor and evaluate the executive compensation system and its application throughout the organization to assure that it continues to reflect our company's compensation philosophy and objectives.

         The base salary of Carmine T. Oliva, chairman and chief executive officer, is targeted to fairly recognize his unique leadership skills and management responsibilities compared to similarly positioned executives in the industry and general marketplaces. The criteria for measurement includes data available from objective, professionally conducted market studies, integrated with additional competitive intelligence secured from a range of industry and general market sources.

         The committee has determined that no increase in base salary for Mr. Oliva would be considered until our company's cash flow can be significantly strengthened and maintained. However, Mr. Oliva, along with a limited number of other senior executives, has been awarded a modest discretionary bonus, payable in installments in 2001, in recognition for their work in achieving a substantial improvement in company profitability for 2000.

         In order to assure strength and continuity in the office of the chief executive, Mr. Oliva's employment contract has been renegotiated, with the new agreement becoming effective on January 1, 2001. The agreement is based upon a five-year commitment, with three successive two-year automatic renewals, predicated upon a mutual agreement between our company and Mr. Oliva at those times.

                                         Respectfully submitted,

                                         Executive Compensation and Management
                                         Development Committee
                                         MicroTel International, Inc.
                                         Robert B. Runyon, Chairman

BOARD AUDIT COMMITTEE REPORT

         The audit committee of the board of directors of MicroTel International, Inc. discussed with MicroTel's independent auditors all matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." Prior to the inclusion and filing with the Securities and Exchange Commmission of the audited financial statements in MicroTel's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, the audit committee discussed with management but did not review MicroTel's audited financial statements. In addition, the audit committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and MicroTel that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independent Discussions with Audit Committees," and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. Prior to the filing of the Form 10-K with the Securities and Exchange Commission, the audit committee made no recommendation to the board of directors as to whether the audited financial statements should have been included in the Form 10-K. However, subsequent to the filing of the Form 10-K, the audit committee reviewed the audited financials and ratified their inclusion in the Form 10-K. The audit committee also recommended reappointment, subject to stockholder approval, of the independent auditors, and the board of directors concurred in such recommendation.

                                                   Respectfully submitted,

                                                   Audit Committee
                                                   MicroTel International, Inc.
                                                   Laurence P. Finnegan, Jr.

PRINCIPAL ACCOUNTING FIRM FEES

         The following table sets forth the aggregate fees billed or expected to be billed to us for services rendered to us during the fiscal year ended December 31, 2000 by our independent auditors, BDO Seidman, LLP:

        Audit Fees                                         $296,697 (a)
        Financial Information Systems Design and
          Implementation Fees                                   --
        All Other Fees                                     $269,257 (b)(c)

--------------------------
(a) Includes fees for the audit of our annual financial statements for the year ended December 31, 2000, and the reviews of the condensed financial statements included in our quarterly reports on Forms 10-Q for the year ended December 31, 2000.
(b) Includes fees for acquisition audit of $98,879, registration statement of $83,168, tax returns and consulting of $63,715, and fees for other non-audit services.
(c) The audit committee has considered whether the provision of these services is compatible with maintaining the auditor's independence.

PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total stockholder return on our common stock, based on its market price with the cumulative total return on companies on the Nasdaq Stock Market (U.S.) and the Nasdaq Telecom Index, assuming reinvestment of dividends for the period beginning December 31, 1995 through our fiscal year ended December 31, 2000. This graph assumes that the value of the investment in our common stock and each of the comparison groups was $100 on December 31, 1995.

                        [Performance Graph Appears Here]

            -------------------------------------------------------
               YEAR       MICROTEL    NASDAQ          NASDAQ
                                                TELECOMMUNICATIONS
            -------------------------------------------------------
               1996        $24.00    $123.04        $102.25
            -------------------------------------------------------
               1997        $24.00    $150.69        $149.26
            -------------------------------------------------------
               1998        $10.50    $212.51        $247.02
            -------------------------------------------------------
               1999         $7.01    $394.92        $438.28
            -------------------------------------------------------
               2000         $4.80    $237.62        $188.38
            -------------------------------------------------------

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding beneficial ownership of our common stock as of May 2, 2001 by:

         o each person who is known by us to beneficially own more than five percent, in the aggregate, of the outstanding shares of our common stock;

         o each of our directors and each of the executive officers named in the summary compensation table in this proxy statement; and

         o        all of our directors and executive officers as a group.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the table, we believe each security holder possesses sole voting and investment power with respect to all of the shares of common stock owned by such security holder, subject to community property laws where applicable. In computing the number of shares beneficially owned by a security holder and the percentage ownership of that security holder, shares of common stock subject to options or warrants held by that person that are currently exercisable or are exercisable within 60 days after the date of the table are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group. On May 2, 2001, there were 20,570,415 shares of our common stock outstanding.

                                                                                  AMOUNT
                                                                                AND NATURE
                                                                               OF BENEFICIAL           PERCENT OF
NAME OF BENEFICIAL OWNER(1)                             TITLE OF CLASS           OWNERSHIP            COMMON STOCK
------------------------                                --------------        --------------          ------------
Orbit II Partners, L.P............................          Common              2,963,810(2)            14.38%
Carmine T. Oliva..................................          Common              1,448,688(3)             6.93%
Fortune Fund Ltd. Seeker III......................          Common              1,260,600(4)             5.77%
Robert B. Runyon..................................          Common                288,145(5)             1.39%
Graham Jefferies..................................          Common                129,563(6)                *
Laurence P. Finnegan, Jr..........................          Common                 94,171(7)                *
Randolph D. Foote.................................          Common                 55,000(7)                *
All directors and executive officers as a group
   (5 persons)....................................          Common              2,015,567(8)             9.49%

--------------------
*     Less than 1%
(1) Unless otherwise indicated, the address of each person in this table is c/o MicroTel International, Inc., 9485 Haven Avenue, Suite 100, Rancho Cucamonga, California 91730. Messrs. Oliva, Jefferies and Foote are executive officers of our company. Messrs. Oliva, Runyon and Finnegan are directors of our company.
(2) Includes 43,125 shares of common stock underlying warrants. Alan S. MacKenzie, Jr., David N. Marino and Joel S. Kraut are: the managing partners of Orbit II Partners, L.P., a broker-dealer and member of the American Stock Exchange; the managing members of MKM Partners, LLC, an NASD-registered broker-dealer and member of the Pacific Stock Exchange; and general partners of OTAF Business Partners, a general partnership that owns over 10% of the outstanding membership interests in Blackwood Securities, LLC, an NASD member. The address for Orbit II Partners, L.P. is 2 Rector Street, 16th Floor, New York, New York 10006.
(3) Includes 81,889 shares of common stock held individually by Mr. Oliva's spouse, 130,633 shares of common stock underlying options, 163,750 shares of common stock underlying warrants and 50,530 shares of common stock issuable upon conversion of Series A Preferred Stock.

(4) Includes 250,000 shares of common stock underlying warrants and 1,010,600 shares of common stock issuable upon conversion of Series A Preferred Stock. Patrick Siaretta, as fund manager, and Greg Fenlon, as fund administrator, each have voting power and investment power over the shares of common stock beneficially owned by Fortune Fund Ltd. Seeker III. The address for Mr. Siaretta is Au Republica Libano, 331, Sao Paulo, SP Brazil. The address for Mr. Fenlon is Kaya Flamboyan #9, Willenstad, Curacao, Netherlands Antilles.
(5)      Includes 108,060 shares of common stock underlying options.
(6)      Includes 126,287 shares of common stock underlying options.
(7)      Includes 50,000 shares of common stock underlying options.
(8) Includes 163,750 shares of common stock underlying warrants, 464,980 shares of common stock underlying options, 81,889 shares of common stock held individually by Mr. Oliva's wife and 50,530 shares of common stock issuable upon conversion of Series A Preferred Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

XCEL ARNOLD CIRCUITS, INC.

         On April 9, 1998, our wholly-owned subsidiary XCEL Arnold Circuits, Inc. sold substantially all of the assets used in its Arnold Circuits business to Arnold Circuits, Inc., a company wholly-owned by Robert Bertrand. Mr. Bertrand, as Trustee of The Bertrand Family Trust, was a beneficial owner of more than five percent of our outstanding common stock as of December 31, 1998. Mr. Bertrand had owned and operated the Arnold Circuits business until September 1995, when the assets of that business were acquired by XCEL Arnold Circuits, Inc.

         The purchase price for our sale of the assets to Mr. Bertrand was $2,000,000 plus the assumption of liabilities of the Arnold Circuits business. The cash portion of the purchase price was paid by a cash payment of $1,350,000 and delivery of a promissory note in the amount of $650,000, which had a maturity date of March 31, 2000 and an annual interest rate of 8.5%. The cash proceeds were used to retire bank debt and certain other debt, including debt owed to Mr. Bertrand and a related entity. The debt owed to Mr. Bertrand and a related entity comprised two notes to Mr. Bertrand in the aggregate principal amount of $225,000 and one note to BNZ Incorporated in the principal amount of $150,000, each of which notes had an interest rate of 10% per year and had been issued during the second half of 1997 when Mr. Bertrand and BNZ Incorporated loaned us $375,000 in cash to assist us in financing production of orders from Motorola, Inc., our then largest customer.

         As security for the note issued to XCEL Arnold Circuits, Inc. in the sale of the Arnold Circuits business to Mr. Bertrand, XCEL Arnold Circuits, Inc. received a second lien on substantially all of the assets of Arnold Circuits, Inc. Mr. Bertrand and a related entity guaranteed payment of the promissory note. Provisions of the transaction documents entitled XCEL Arnold Circuits, Inc. to share in any subsequent gain on the sale of the Arnold Circuits business while the note was outstanding.

         The purchase price for the Arnold Circuits business was arrived at through negotiation between Messrs. Oliva and Bertrand and was approved by our board of directors. Prior to reaching agreement with Mr. Bertrand, we unsuccessfully attempted for six months to locate a buyer for the Arnold Circuits business. Given the extent of the operating losses of the Arnold Circuits business in 1997, we believe the terms of the transaction with Mr. Bertrand were no less favorable to us than would have been obtained in an arm's-length transaction with a third party, assuming an interested third party had been found.

         Between September 1995 and April 1998, XCEL Arnold Circuits, Inc. had engaged in inter-company transactions with us and our other subsidiaries. These transactions resulted in an inter-company account balance of $350,000 being due to XCEL Arnold Circuits, Inc. at the time we sold the Arnold Circuits business to Mr. Bertrand. Consequently, we issued to Mr. Bertrand and an affiliated entity two non-interest bearing promissory notes totaling $350,000 that were payable on our completion of a financing transaction and, if no financing transaction occurred by May 31, 1998, on demand. In July 1998, we made a payment of $100,000 against the notes and no demand was made for the balance.

         During 1999, Arnold Circuits, Inc. defaulted under the terms of the note receivable. We offset the balance of the notes payable by us against the note receivable from Mr. Bertrand and then wrote-off the unpaid balance of $452,000 because the business' losses continued at a high rate and Arnold Circuits, Inc. was insolvent. In addition, after unsuccessfully attempting to recover the amounts due under the guaranty of the note and in order to avoid a potentially expensive lawsuit, we released Mr. Bertrand from his personal guarantee of the $452,000 unpaid balance in exchange for a payment to us of approximately $40,000 in cash. Also, warrants held by Mr. Bertrand to purchase up to 250,000 shares of common stock at an exercise price of $2.125 per share were automatically cancelled under the terms of the note receivable.

DANIEL DROR AND ELK INTERNATIONAL LITIGATION

         In December 1996, we entered into a settlement agreement with Daniel Dror, our former Chairman of the Board, in connection with his separation from our company. In December 1997, Mr. Dror defaulted on the repayment of the first installment of a debt obligation which was an obligation set forth in the agreement. Also in December 1997, Mr. Dror filed suit in the District Court for Galveston County, Texas alleging that we breached an alleged oral modification of the agreement. In January 1998, we answered the complaint denying the allegation, and litigation began in Texas.

         In April 1998, we brought an action in California against Mr. Dror for breach of the agreement and sought recovery of debt due us pursuant to the agreement and recovery of all stock and warrants issued by us under to the agreement to Mr. Dror and/or Elk International Corporation, Ltd., or Elk, a company that was a ten percent stockholder of our company in 1997 and apparently was a member of a control group with Mr. Dror. We obtained a judgment in the amount of $211,000 against Mr. Dror in this litigation. In December 1997, Elk brought an action in Texas against our current Chairman and an unrelated party alleging that Elk received securities of our company in the merger between us and XET Corporation and that misrepresentations relating to the financial and operating condition of XCEL Arnold Circuits, Inc. had been made during the merger discussions. In February 1999, Elk filed suit against us, the current Chairman and counsel to us in connection with a stop transfer placed by us on shares of common stock then held by Elk.

         On March 1, 1999, the parties entered into a settlement agreement that terminated all of the above actions. Under the terms of the settlement agreement, we cancelled 750,000 options to purchase our common stock at an exercise price of $2.375 per share that formerly were held by Elk and issued to Elk warrants to purchase 1,000,000 shares of our restricted common stock at an exercise price of $1.375 per share, all of which warrants were exercised in March 2000. Also, we issued 100,000 shares of restricted common stock to Elk and 25,000 shares each to two other parties to the settlement agreement. We also agreed to pay legal expenses totaling $60,000, over a period of six months. The aggregated fair value of the settlement was approximately $130,000 and is reflected in our consolidated financial statements for the period ended December 31, 1998.

SERIES A PREFERRED STOCK AND WARRANT TRANSACTIONS

         We sold an aggregate of 200 shares of Series A Preferred Stock for $10,000 per share to Fortune Fund Ltd. Seeker III, or Fortune Fund, Rana General Holding, Ltd., or Rana, and Resonance, Ltd., or Resonance. Fortune Fund, Rana and Resonance, or the Series A Original Holders, were institutional investors who participated in a private offering that had closings on June 29, 1998 and July 9, 1998. At the time of the closings, the shares of Series A Preferred Stock were convertible into common stock at the option of the Series A Original

Holders at per share conversion prices of $10,000 divided by $0.9375 and $0.875, respectively, which prices were equal to $10,000 divided by the lesser of $1.26 and 100% of the arithmetic average of the three lowest closing bid prices over the respective previous 40 trading days. The 200 shares of Series A Preferred Stock were accompanied by warrants to purchase up to an aggregate of 1,000,000 shares of common stock at an exercise price of $1.25 per share.

         Between June 29, 1998 and November 3, 1998, the prices at which shares of our common stock were trading on the Nasdaq SmallCap Market generally had declined. Specifically, the closing bid price of a share of common stock on June 29, 1998 was $0.90625, and the closing bid price of a share of common stock on November 3, 1998 was $0.4375. Due to the decline in the prices at which shares of our common stock were trading, the number of shares into which a share of Series A Preferred Stock was convertible increased from 10,667 and 11,429 shares at June 29, 1998 and July 9, 1998, respectively, to 24,615 shares at November 3, 1998. To avoid further significant dilution to our common stockholders that could result from a continued decline in the trading prices of a share of our common stock, we entered into an agreement with the Series A Original Holders on November 3, 1998 that attempted to fix the conversion price of the Series A Preferred Stock so that each share of Series A Preferred Stock would be convertible into 20,000 shares of common stock.

         The November 3, 1998 agreement provided that we would revise the certificate of designations relating to the Series A Preferred Stock to provide that: (i) the conversion price would be fixed at $10,000 divided by $0.50 for so long as our common stock continued to be traded on the Nasdaq SmallCap Market and we did not conduct a reverse split of our outstanding common stock; and (ii) we would not exercise our redemption rights for the outstanding shares of Series A Preferred Stock for six months. The agreement also provided that the existing restriction on each Series A Original Holder's right to convert more than 20% of the aggregate number of shares of Series A Preferred Stock originally purchased by such holder in any 30-day period would be eliminated. Also, the agreement provided that we would replace the existing warrants, which warrants had an exercise price of $1.25 per share, with warrants that had an exercise price of $0.75 per share.

         We inadvertently failed to obtain the required approval of our common stockholders and to file an amended certificate of designations to effectuate the amendments to the certificate of designations that were contained in the November 3, 1998 agreement. However, between November 18, 1998 and March 26, 1999, the Series A Original Holders converted shares of Series A Preferred Stock into shares of common stock at the rate of 20,000 shares of common stock per share of Series A Preferred Stock, as agreed to in the November 3, 1998 agreement. Use of the $10,000 divided by $0.50 conversion price in four of the conversions resulted in the Series A Original Holders receiving an aggregate of 46,437 more shares of common stock than they would have received under the original conversion price formula that was contained in the certificate of designations. We have determined, however, that the excess shares were in fact validly issued under Delaware law.

         In May 1999, our common stock was delisted from the Nasdaq SmallCap Market due to a failure to meet Nasdaq's minimum closing bid price listing requirement, and our common stock began trading on the OTC Electronic Bulletin Board. Based upon the terms of the November 3, 1998 agreement, the conversion price of the Series A Preferred Stock reverted back to the floating conversion price shown in the certificate of designation, which conversion price was $10,000 divided by the lesser of $1.26 and 100% of the arithmetic average of the three lowest closing bid prices over the 40 trading days prior to a conversion.

         Following the delisting of our common stock from the Nasdaq SmallCap Market, the trading prices of our common stock declined. We became concerned that continued use of the floating conversion price for the Series A Preferred Stock would cause substantial additional dilution to our common stockholders and that resale of a large volume of shares received upon conversion at the floating conversion price of the Series A Preferred Stock would result in further declines in the trading prices of shares of our common stock.

         Fortune Fund had informally indicated to us its willingness to establish a fixed conversion price and to hold its shares of Series A Preferred Stock as a long-term investment. On December 15, 1999, we entered into an agreement with Fortune Fund. Under the agreement, we and Fortune Fund agreed to the establishment of a fixed conversion price of $10,000 divided by $0.20 for the 20 shares of Series A Preferred Stock held by Fortune Fund. On December 15, 1999, the floating conversion price would have been $10,000 divided by $0.19 under the terms of the certificate of designation that was then in effect.

         Rana and Resonance had not indicated to us that they would be willing to continue to hold their shares of Series A Preferred Stock or their shares of common stock issued upon conversion of Series A Preferred Stock. Orbit II Partners, L.P., or Orbit, an institutional investor that had acquired 4.9% of our outstanding common stock, indicated to us that Orbit would be willing to purchase 34.5 of the shares of Series A Preferred Stock held by Rana and Resonance and hold any shares received upon conversion of those shares as a long-term investment, provided that Carmine T. Oliva, Samuel J. Oliva and Samuel
G. Oliva would purchase and hold for investment the remaining five shares of Series A Preferred Stock held by Rana and Resonance. Carmine T. Oliva is our President, Chief Executive Officer and Chairman of the Board. Samuel J. Oliva and Samuel G. Oliva are the brother and son, respectively, of Carmine T. Oliva.

         On December 23, 1999, we entered into agreements with Rana, Resonance, Orbit and the Olivas. Under the December 23, 1999 agreements, Rana and Resonance sold their respective remaining 12.5 and 27 shares of Series A Preferred Stock and accompanying warrants to purchase an aggregate of 197,500 shares of common stock to Orbit and the Olivas for an aggregate consideration of approximately $400,000 in cash. The agreements also provided for the establishment of a fixed conversion price of $10,000 divided by $0.1979, so that each share of Series A Preferred Stock was to be convertible into 50,530 shares of common stock. On December 23, 1999, each share of Series A Preferred Stock would have been convertible into approximately 52,632 shares of common stock at a per share conversion price of $10,000 divided by $0.19 if the December 23, 1999 modification to the conversion price had not occurred.

         In addition, the December 23, 1999 agreements provided that all of the outstanding warrants that had been issued to Rana and Resonance, including the Series A Warrants that were being transferred from Rana and Resonance to Orbit and the Olivas, would be replaced with warrants that had a per share exercise price that was reduced from $0.75 per share to $0.25 per share and an expiration date that was extended from May 22, 2001 to December 22, 2002.

         On December 23, 1999, our board of directors resolved by unanimous written consent that the warrant for the purchase of up to 250,000 shares of common stock that had been issued to Fortune Fund upon its purchase from us of shares of Series A Preferred Stock in the 1998 private placement would be replaced with a warrant that had a per share exercise price that was reduced from $0.75 per share to $0.25 per share and an expiration date that was extended from May 22, 2001 to December 22, 2002. This replacement was intended to provide Fortune Fund with warrants that had the same terms as the replacement warrants received by Rana, Resonance, Orbit and the Olivas under the December 23, 1999 agreements.

         We filed an amended certificate of designation with the Delaware Secretary of State to give effect to the December 1999 agreements by fixing the conversion price of the Series A Preferred Stock at $10,000 divided by $0.1979. However, because we inadvertently failed to obtain approval of our common stockholders for the amendment to the certificate of designation, the amendment was invalid under the Delaware General Corporation Law. However, on June 30,

2000, Orbit converted 34.5 shares of Series A Preferred Stock into 1,743,285 shares of common stock based upon the $10,000 divided by $0.1979 per share conversion price that we, Orbit and the other present and former holders of Series A Preferred Stock believed to be in effect. This conversion resulted in the issuance of 1,048,654 more shares of common stock than would otherwise have been issued upon conversion of the 34.5 shares of Series A Preferred Stock under the certificate of designation that was then in effect. We have determined, however, that the excess shares were in fact validly issued under Delaware law.

         In November 2000, we realized that the modifications to the conversion price of the Series A Preferred Stock were invalid because we had inadvertently failed to obtain common stockholder approval for the modifications to the certificate of designations and had also inadvertently failed to file an amendment reflecting the November 1998 modifications. Our board of directors distributed proxy materials requesting that holders of our common stock and Series A Preferred Stock approve an amendment to the certificate of designations that provided for a fixed conversion price of $10,000 divided by $0.1979 and an amendment to the certificate of incorporation that increased the authorized shares of common stock from 25,000,000 to 50,000,000. Our common and Series A Preferred stockholders approved the amendments at a special meeting that was held on January 16, 2001. We filed the amendments with the Delaware Secretary of State on January 22, 2001, so that after that date, each outstanding share of Series A Preferred Stock was convertible into 50,530 shares of common stock.

WARRANT EXCHANGE OFFER

         Between February and April 2000, we made an offer to all 31 holders of warrants to purchase shares of our common stock at exercise prices of $1.00 or more under which these holders could elect to surrender their outstanding warrants with exercise prices of $1.00 or more in exchange for the issuance to them of warrants to purchase a number of shares equal to one-half of the number of shares underlying the surrendered warrants at an exercise price of one-half of the exercise price of the surrendered warrants. The primary reason for the offer was to reduce the quantity of shares allocated to warrants so that we would have sufficient authorized stock for our needs until an increase in our authorized stock could be voted on by our stockholders. A total of 2,769,201 warrants with exercise prices ranging from $1.21 to $3.79 were surrendered by 18 holders in exchange for 1,384,602 warrants with exercise prices ranging from $0.605 to $1.895. The majority of warrants exchanged were held by persons or entities who were not employees or directors of MicroTel or its subsidiaries. However, exchanges were made with the following related parties:

                                              SHARES                                SHARES         EXERCISE
                                            UNDERLYING       EXERCISE PRICE       UNDERLYING       PRICE OF
                                             WARRANTS          OF WARRANTS         WARRANTS        WARRANTS
            WARRANT HOLDER                  SURRENDERED        SURRENDERED         RECEIVED        RECEIVED
            --------------                  -----------        -----------         --------        --------
Carmine T. Oliva, Chairman of the            250,000              $3.45            125,000            $1.73
    Board, President and Chief Executive     362,870              $3.44            181,435            $1.72
    Officer                                    5,878              $1.21              2,939            $0.61
                                               3,096              $3.79              1,548            $1.90
                                              33,674              $3.79             16,837            $1.90
                                               6,659              $3.79              3,330            $1.90
                                              43,544              $2.58             21,772            $1.29
                                             108,861              $1.38             54,431            $0.69
                                              29,030              $1.89             14,515            $0.95
                                              21,772              $1.89             10,886            $0.95

                                       20


                                              SHARES                                SHARES         EXERCISE
                                            UNDERLYING       EXERCISE PRICE       UNDERLYING       PRICE OF
                                             WARRANTS          OF WARRANTS         WARRANTS        WARRANTS
            WARRANT HOLDER                  SURRENDERED        SURRENDERED         RECEIVED        RECEIVED
            --------------                  -----------        -----------         --------        --------

Carmine T. Oliva and Georgeann Oliva,         11,103              $3.79              5,552            $1.90
    Chairman of the Board, President and       3,629              $1.89              1,815            $0.95
    Chief Executive Officer and his spouse

Laurence P. Finnegan,                         17,418              $2.58              8,709            $1.29
    Director                                   7,257              $1.89              3,629            $0.95
                                               5,443              $1.89              2,722            $1.89

Robert B. Runyon,                              2,903              $2.58              1,452            $1.29
    Director and Secretary                    55,400              $2.58             27,700            $1.29
                                               9,677              $2.58              4,839            $1.29
                                              14,515              $1.89              7,258            $0.95
                                               6,169              $1.89              3,085            $0.95
                                                 483              $1.29                242            $1.29

Samuel J. Oliva,                              14,515              $1.89              7,258            $0.95
    Brother of Carmine T. Oliva               30,481              $1.89             15,241            $0.95
                                               3,919              $1.21              1,960            $0.61
                                               5,008              $1.89              2,504            $0.95
                                              11,103              $3.79              5,552            $1.90
                                               3,629              $1.89              1,815            $0.95

Rose Oliva,                                    4,354              $1.89              2,177            $0.95
    Mother of Carmine T. Oliva

Ronald & Betty Jane Oliva,                    11,102              $3.79              5,551            $1.90
    Brother and sister-in-law of               3,628              $1.89              1,814            $0.95
    Carmine T. Oliva

David Barrett,                                14,515              $2.58              7,258            $1.29
    Former Director                           13,789              $1.89              6,895            $0.95
                                               5,443              $1.89              2,722            $0.95

         The exchange did not result in a modification of the expiration dates or any other terms of the warrants other than the numbers of shares and exercise prices. All of the warrants received by related parties in exchange for the surrendered warrants have expired except for the first warrant listed for Carmine T. Oliva, which warrant expires on October 14, 2002.

OTHER TRANSACTIONS

         We are or have been a party to employment and consulting arrangements with related parties, as more particularly described above under the headings "Employment Contracts, Termination of Employment and Change-in-Control Arrangements" and "Compensation of Directors."

         In June 2000, we issued 5,000 shares of common stock to Carmine T. Oliva, 10,000 shares of common stock to Samuel J. Oliva and 10,000 shares of common stock to Samuel G. Oliva in connection with their exercise of warrants with an exercise price of $0.25 per share.

         In August 2000, Carmine T. Oliva and his spouse, Georgeann, provided a limited personal guarantee and a waiver of spouse equity rights in order to assist us in obtaining our credit facility with Wells Fargo Business Credit, Inc. Our board of directors believed it was advantageous for us to obtain a new credit line from a bank-related lending institution rather than from an independent asset lender such as our previous lender, Congress Financial Corporation. However, Wells Fargo Business Credit, Inc. was unwilling to provide us with the credit line unless Mr. Oliva provided the guarantee and Mrs. Oliva provided the waiver. In recognition of Mr. and Mrs. Oliva's agreement to risk their personal net worth to provide the guarantee and waiver despite significant risk based upon our prior history of losses, the executive compensation and management development committee of the board of directors has, to date, awarded and paid Mr. Oliva special bonuses totalling an aggregate of $35,000. On January 26, 2001, Wells Fargo Business Credit, Inc. released the guarantee.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These officers, directors and stockholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all reports that they file.

         Based solely upon a review of copies of the reports furnished to us during our fiscal year ended December 31, 2000 and thereafter, or any written representations received by us from directors, officers and beneficial owners of more than 10% of our common stock that no other reports were required, we believe that, during our 2000 fiscal year, all Section 16(a) filing requirements applicable to these persons were complied with.

                                   PROPOSAL 2
                      RATIFICATION OF INDEPENDENT AUDITORS

         Our board has appointed the firm of BDO Seidman, LLP, as our independent public auditors for the year ended December 31, 2001, and is asking the stockholders to ratify this appointment. A representative of BDO Seidman, LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

RECOMMENDATION

         THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF BDO SEIDMAN, LLP AS OUR INDEPENDENT PUBLIC AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2001.

                                  OTHER MATTERS

         The board knows of no matter to come before the annual meeting other than as specified in this proxy statement. If other business should, however, be properly brought before the meeting, the persons voting the proxies will vote them in accordance with their best judgment.

                              STOCKHOLDER PROPOSALS

         Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, proposals by stockholders which are intended for inclusion in our proxy statement and proxy and to be presented at our next annual meeting must be received by us by January 31, 2002 in order to be considered for inclusion in our proxy materials relating to the next annual meeting. Such proposals shall be addressed to our chief financial officer and may be included in next year's annual meeting proxy materials if they comply with rules and regulations of the Securities and Exchange Commission governing stockholder proposals. For all other proposals by stockholders to be timely, a stockholder's notice must be delivered to, or mailed and received at, our principal executive offices not later than April 17, 2002. If a stockholder fails to notify us of any such proposal prior to that date, our management will be allowed to use its discretionary voting authority with respect to proxies held by management when the proposal is raised at the annual meeting, without any discussion of the matter in our proxy statement.

                                  ANNUAL REPORT

         A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission, is available without charge by writing to: MicroTel International, Inc., 9485 Haven Avenue, Suite 100, Rancho Cucamonga, California 91730, ATTENTION: Chief Financial Officer

         STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                             By Order of the Board of Directors

                                             /S/ Robert B. Runyon
                                             --------------------
                                             Robert B. Runyon, Secretary

Rancho Cucamonga, California
May 31, 2001

                          MICROTEL INTERNATIONAL, INC.
            ANNUAL MEETING OF STOCKHOLDERS--TO BE HELD JUNE 22, 2001
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                                  COMMON STOCK

         The undersigned hereby appoints CARMINE T. OLIVA and RANDOLPH D. FOOTE, and each of them, individually, the attorney, agent and proxy of the undersigned, each with the power to appoint his substitute, to represent and vote, as designated below, all shares of common stock of MicroTel International, Inc. (the "Company") held of record by the undersigned on May 2, 2001, at the Annual Meeting of Stockholders to be held at the Company's headquarters located at 9485 Haven Avenue, Suite 100, Rancho Cucamonga, California 91730 on June 22, 2001, at 11:00 a.m., local time, and at any and all adjournments thereof.

         1. ELECTION OF DIRECTOR.

            [ ] FOR the nominee listed below       [ ] WITHHOLD AUTHORITY to
                                                       vote for the nominee
                                                       listed below

                            LAURENCE P. FINNEGAN, JR.

         2. APPOINTMENT OF INDEPENDENT AUDITORS. Ratification of the appointment of BDO Seidman, LLP as independent auditors of the Company for the fiscal year ended December 31, 2001.

                  [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

         3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

                                    Please sign exactly as name appears in the records of the Company. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                    Dated:--------------------------, 2001

                                    Name:
                                         ---------------------------------------

                                    Common Shares:
                                                   -----------------------------

                                    --------------------------------------------
                                                       Signature(s)

        PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE
                               ENCLOSED ENVELOPE.